UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ____)*

                                  Renovis, Inc.

--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 Par Value Per Share

--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    759885106

                                 --------------
                                 (CUSIP Number)

                                November 2, 2004

--------------------------------------------------------------------------------

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)



----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 759885106                  13G                      Page 1 of 24 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Capital Corp.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       1,298,577
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       1,298,577
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,298,577

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.28%

------------ -------------------------------------------------------------------
    12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 759885106                  13G                      Page 2 of 24 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Capital Management Corp.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       211,277
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       211,277
------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.86%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 759885106                  13G                      Page 3 of 24 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Life Sciences Technology Fund II NC Limited Partnership

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       211,277
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       211,277
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             211,277

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.86%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             PN

-------------------                                           ------------------
CUSIP No. 759885106                  13G                      Page 4 of 24 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Life Sciences Technology Fund II Quebec Limited Partnership

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Quebec, Canada

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       74,437
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       74,437
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             74,437

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.3%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             PN

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 759885106                  13G                      Page 5 of 24 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             ML II Co-Investment Fund NC Limited Partnership

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       142,857
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       142,857
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             142,857

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.58%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             PN

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 759885106                  13G                      Page 6 of 24 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1. NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             SC Biotechnology Development Fund L.P.
------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       285,714
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       285,714
------------ -------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             285,714

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.16%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             PN

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 759885106                  13G                      Page 7 of 24 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Canadian Medical Discoveries Fund Inc.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Canada Federal

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              508,760
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       0
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       508,760
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       0
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             508,760

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.07%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 759885106                  13G                      Page 8 of 24 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Neuroscience Partners Limited Partnership

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       561,693
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       561,693
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             561,693

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.29%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             PN

------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 759885106                  13G                      Page 9 of 24 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Capital (Quebec) Inc.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       22,599
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       22,599
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             22,599

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.09%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 10 of 24 Pages
-------------------                                          -------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             Michael Callaghan

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Canada

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              5,133
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       0
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       5,133
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       0
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             5,133

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.02%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             IN

------------ -------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 11 of 24 Pages
-------------------                                          -------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS LSTF II (NCGP) Inc.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       211,277
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       211,277
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             211,277

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.86%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 12 of 24 Pages
-------------------                                          -------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS LSTF II (QGP) Inc.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Quebec, Canada

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       74,437
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       74,437
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             74,437

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.3%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 13 of 24 Pages
-------------------                                          -------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MLII (NCGP) Inc.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Ontario, Canada

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       142,857
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       142,857
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             142,857

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.58%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 14 of 24 Pages
-------------------                                          -------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             SC (GP) Inc.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       285,714
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       285,714
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             285,714

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.16%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 15 of 24 Pages
-------------------                                          -------------------

------------ -------------------------------------------------------------------
    1.       NAMES OF REPORTING PERSONS/
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

             MDS Associes-Neuroscience Inc.

------------ -------------------------------------------------------------------
    2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                         (a) |_|
                                                                         (b) |_|

------------ -------------------------------------------------------------------
    3.       SEC USE ONLY

------------ -------------------------------------------------------------------
    4.       CITIZENSHIP OR PLACE OF ORGANIZATION

             Canada Federal

------------ -------------------------------------------------------------------
  NUMBER OF      5.    SOLE VOTING POWER
   SHARES              0
BENEFICIALLY
  OWNED BY
    EACH
  REPORTING
   PERSON
    WITH
------------ --------- ---------------------------------------------------------
                 6.    SHARED VOTING POWER

                       561,693
------------ --------- ---------------------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                       0
------------ --------- ---------------------------------------------------------
                 8.    SHARED DISPOSITIVE POWER

                       561,693
------------ -------------------------------------------------------------------
    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             561,693

------------ -------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

             Not applicable                                                  |_|
------------ -------------------------------------------------------------------
    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.29%

------------ -------------------------------------------------------------------
    12.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             CO

------------ -------------------------------------------------------------------

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 16 of 24 Pages
-------------------                                          -------------------

Item 1(a).        Name of Issuer

                  Renovis, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices

                  Two Corporate Drive
                  South San Francisco, California

                  94080

Item 2(a).        Name of Person Filing

                  This statement is filed by: (i) MDS Capital Corp. with respect to shares of common stock $.001 par value per share ("Shares") of the Issuer beneficially owned by MDS Life Sciences Technology Fund II NC Limited Partnership, MDS Life Sciences Technology Fund II Quebec Limited Partnership, MLII Co-Investment Fund NC Limited Partnership, SC Biotechnology Development Fund LP, Neuroscience Partners Limited Partnership, MDS Capital (Quebec) Inc., MDS LSTF II (NCGP) Inc., MDS LSTF (QGP) Inc., MLII (NCGP) Inc., SC (GP) Inc. and MDS Asssocies-Neuroscience Inc. (each a "Reporting Person" and collectively the "Reporting Persons"); (ii) MDS Capital Management Corp. with respect to Shares of the Issuer beneficially owned by MDS Life Sciences Technology Fund II NC Limited Partnership; (iii) MDS Life Sciences Technology Fund II NC Limited Partnership, an Ontario limited partnership, with respect to Shares beneficially owned by it; (iv) MDS Life Sciences Technology Fund II Quebec Limited Partnership, a Quebec limited partnership, with respect to Shares beneficially owned by it; (v) MLII Co-Investment Fund NC Limited Partnership, an Ontario limited partnership, with respect to Shares beneficially owned by it; (vi) SC Biotechnology Development Fund LP, a Cayman Islands limited partnership, with respect to Shares beneficially owned by it;
                  (vii) Canadian Medical Discoveries Fund Inc., a Canadian Federal corporation, with respect to Shares beneficially owned by it; (viii) Neuroscience Partners Limited Partnership, an Ontario limited partnership, with respect to Shares beneficially owned by it; (ix) MDS Capital (Quebec) Inc., an Ontario corporation, with respect to Shares beneficially owned by it; (x) Michael Callaghan, a Canadian individual with respect to Shares beneficially owned by him; (xi) MDS LSTF II
                  (NCGP) Inc., an Ontario corporation, with respect to Shares beneficially owned by MDS Life Sciences Technology Fund II NC Limited Partnership of which it is general partner; (xii) MDS LSTF II (QGP) Inc., a Quebec corporation, with respect to Shares beneficially owned by MDS Life Sciences Technology Fund II Quebec Limited Partnership of which it is general partner;
                  (xiii) MLII (NCGP) Inc., an Ontario corporation, with respect to Shares beneficially owned by MLII Co-Investment Fund NC Limited Partnership of which it is general partner; (xiv) SC
                  (GP) Inc., a Cayman Islands corporation, with respect to

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 17 of 24 Pages
-------------------                                          -------------------

                  Shares beneficially owned by SC Biotechnology Development Fund LP of which it is general partner; and (xv) MDS Associes-Neuroscience Inc., a Canadian federal corporation, with respect to Shares beneficially owned by Neuroscience Partners Limited Partnership of which it is general partner.

                  MDS LSTF II (NCGP) Inc., MDS LSTF II (QGP) Inc., MLII (NCGP) Inc., SC (GP) Inc. and MDS Associes-Neuroscience Inc., and MDS Capital (Quebec) Inc. are wholly owned subsidiaries of MDS Capital Corp. MDS Capital Corp. provides investment management services to Canadian Medical Discoveries Fund Inc. Michael Callaghan is an executive officer of MDS Capital Corp.


                  As a result of certain relationships, each of the Reporting Persons may be deemed to directly and/or indirectly beneficially own up to 1,812,450 Shares, representing in the aggregate approximately 7.37% of the outstanding Shares, based on the number of Shares reported to be outstanding as of November 10, 2004 in the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004. Each Reporting Person disclaims beneficial ownership of any securities beneficially owned by any other Reporting Person.

                  Due to their relationships with one another, the Reporting Persons may be deemed to constitute a "group" under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Act"), with respect to their beneficial ownership of the Shares. The Reporting Persons, however, expressly disclaim such status and declare that the filing of this Schedule 13G is not and should not be deemed an admission that any Reporting Person, for purposes of Section 13(d) of the Act or otherwise, is the beneficial owner of the Shares held by any other Reporting Person.

Item 2(b).        Address of Principal Business Office or, if none, Residence

                  The address of the principal office of (i) MDS Capital Corp. is 100 International Boulevard, Toronto, Ontario M9W 6J6; (ii) MDS Capital Management Corp. is 100 International Boulevard, Toronto, Ontario M9W 6J6; (iii) MDS Life Sciences Technology Fund II NC Limited Partnership is 100 International Boulevard, Toronto, Ontario M9W 6J6; (iv) MDS Life Sciences Technology Fund II Quebec Limited Partnership is 2000 Peel Street, Suite 560, Montreal, Quebec H3A 2W5; (v) MLII Co-Investment Fund NC Limited Partnership is 100 International Boulevard, Toronto, Ontario M9W 6J6; (vi) SC Biotechnology Development Fund LP is P.O. Box 897 GT, Grand Cayman, Cayman Islands; (vii) Canadian Medical Discoveries Fund Inc. is 100 International Boulevard, Toronto, Ontario M9W 6J6; (viii) Neuroscience Partners Limited Partnership is 100 International Boulevard, Toronto, Ontario M9W 6J6; (ix) MDS Capital (Quebec) Inc. is 100 International Boulevard, Toronto, Ontario M9W 6J6 (x) Michael Callaghan is

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 18 of 24 Pages
-------------------                                          -------------------

                  435 Tasso Street, Suite 315, Palo Alto, California 94301-1552;
                  (xi) MDS LSTF II (NCGP) Inc. is 100 International Boulevard, Toronto, Ontario M9W 6J6; (xii) MDS LSTF II (QGP) Inc. is 2000 Peel Street, Suite 560, Montreal, Quebec H3A 2W6; (xiii) MLII
                  (NCGP) Inc. is 100 International Boulevard, Toronto, Ontario M9W 6J6; (xiv) SC (GP) Inc. is P.O. Box 897 GT, Grand Cayman, Cayman Islands; and (xv) MDS Associes-Neuroscience Inc. is 100 International Boulevard, Toronto, Ontario M9W 6J6.

Item 2(c).        Citizenship

                  MDS Life Sciences Technology Fund II NC Limited Partnership, MLII Co-Investment Fund NC Limited Partnership, and Neuroscience Partners Limited Partnership are Ontario limited partnerships. MDS Life Sciences Technology Fund II Quebec Limited Partnership is a Quebec limited partnership. SC Biotechnology Development Fund LP is a Cayman Islands limited partnership. Canadian Medical Discoveries Fund Inc. and MDS Associes-Neuroscience Inc. are Canadian federal corporations. Michael Callaghan is a Canadian citizen. MDS Capital Corp., MDS Capital Management Corp., MDS Capital (Quebec) Inc., MDS LSTF II (NCGP) Inc. and MLII (NCGP) Inc. are Ontario corporations. MDS LSTF II (QGP) Inc. is a Quebec corporation. SC (GP) Inc. is a Cayman Islands corporation.


Item 2(d).        Title of Class of Securities

                  Common Stock, $.001 Par Value per Share

Item 2(e).        CUSIP Number

                  759885106

Item 3.           Not applicable

Item 4.           Ownership

                  As of the close of business on the date of filing this
                  Schedule 13G:

                  1.    MDS Capital Corp.

                  (a)   Amount Beneficially Owned: 1,298,577

                  (b)   Percent of Class: 5.28%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 1,298,577

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              1,298,577

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 19 of 24 Pages
-------------------                                          -------------------

                  2.    MDS Capital Management Corp.

                  (a)   Amount Beneficially Owned: 211,277

                  (b)   Percent of Class: 0.86%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 211,277

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              211,277

                  3.    MDS Life Sciences Technology Fund II NC Limited
                        Partnership

                  (a)   Amount Beneficially Owned: 211,277

                  (b)   Percent of Class: 0.86%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 211,277

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              211,277

                  4. MDS Life Sciences Technology Fund II Quebec Limited Partnership

                  (a)   Amount Beneficially Owned: 74,437

                  (b)   Percent of Class: 0.3%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 74,437

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              74,437

                  5.    MLII Co-Investment Fund NC Limited Partnership

                  (a)   Amount Beneficially Owned: 142,857

                  (b)   Percent of Class: 0.58%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 142,857

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              142,857

                  6.    SC Biotechnology Development Fund LP

                  (a)   Amount Beneficially Owned: 285,714

                  (b)   Percent of Class: 1.16%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 285,714

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              285,714

                  7.    Canadian Medical Discoveries Fund Inc.

                  (a)   Amount Beneficially Owned: 508,760

                  (b)   Percent of Class: 2.07%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 508,760

                        (ii)  Shared power to vote or direct the vote: 0

                        (iii) Sole power to dispose or direct the disposition:
                              508,760

                        (iv)  Shared power to dispose or direct the disposition:
                              0

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 20 of 24 Pages
-------------------                                          -------------------

                  8.    Neuroscience Partners Limited Partnership

                  (a)   Amount Beneficially Owned: 561,693

                  (b)   Percent of Class: 2.29%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 561,693

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              561,693

                  9.    MDS Capital (Quebec) Inc.

                  (a)   Amount Beneficially Owned: 22,599

                  (b)   Percent of Class: 0.09%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 22,599

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              22,599

                  10.   Michael Callaghan

                  (a)   Amount Beneficially Owned: 5,133

                  (b)   Percent of Class: 0.02%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 5,133

                        (ii)  Shared power to vote or direct the vote: 0

                        (iii) Sole power to dispose or direct the disposition:
                              5,133

                        (iv)  Shared power to dispose or direct the disposition:
                              0

                  11.   MDS LSTF II (NCGP) Inc.

                  (a)   Amount Beneficially Owned: 211,277

                  (b)   Percent of Class: 0.86%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 211,277

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              211,277

                  12.   MDS LSTF II (QGP) Inc.

                  (a)   Amount Beneficially Owned: 74,437

                  (b)   Percent of Class: 0.3%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 74,437

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              74,437

                  13.   MLII (NCGP) Inc.

                  (a)   Amount Beneficially Owned: 142,857

                  (b)   Percent of Class: 0.58%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 142,857

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              142,857

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 21 of 24 Pages
-------------------                                          -------------------

                  14.   SC (GP) Inc.

                  (a)   Amount Beneficially Owned: 285,714

                  (b)   Percent of Class: 1.16%

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 285,714

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              285,714

                          15. MDS Associes-Neuroscience Inc.

                          (a) Amount Beneficially Owned: 561,693

                          (b) Percent of Class: 2.29%

                          (c) Number of shares as to which such person has:

                        (i)   Sole power to vote or direct the vote: 0

                        (ii)  Shared power to vote or direct the vote: 561,693

                        (iii) Sole power to dispose or direct the disposition: 0

                        (iv)  Shared power to dispose or direct the disposition:
                              561,639

                  Each of the above entities disclaims beneficial ownership of any securities beneficially owned by any other Reporting Person and disclaims that they are a "group" under Section 13(d) of the Act.

Item 5.           Ownership of Five Percent or Less of a Class

                  Not applicable

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable

Item 8.           Identification and Classification of Members of the Group

                  Not applicable

Item 9.           Notice of Dissolution of Group

                  Not applicable

Item 10. Certifications

                  (a)   Not applicable

                  (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 22 of 24 Pages
-------------------                                          -------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of February 8, 2005.

MDS Capital Corp.

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:   Chief Operating Officer                     Title:  Vice-President -
                                                             Legal and Secretary

MDS Capital Management Corp.

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Chief Operating Officer                      Title:  Vice-President -
                                                             Legal and Secretary

MDS Life Sciences Technology Fund II NC
Limited Partnership
By: MDS LSTF II (NCGP) Inc., its
General Partner

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Vice-President and Director                  Title:  Secretary



MDS Life Sciences Technology Fund II
Quebec Limited Partnership
By: MDS LSTF II (QGP) Inc., its
General Partner

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Vice-President and Director                  Title:  Secretary

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 23 of 24 Pages
-------------------                                          -------------------

MLII Co-Investment Fund NC Limited
Partnership
By: MLII (NCGP) Inc., its General Partner

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Vice-President and Director                  Title:  Secretary

SC Biotechnology Development Fund LP
By: SC (GP) Inc., its General Partner

By: /s/ Alan Milgate                                 By: /s/ William Walmsely
    ----------------------------                         -----------------------
Name:   Alan Milgate                                 Name:  William Walmsley
Title:  Directors of Cardinal                        Title: Director of Cardinal
        Investments Limited                                 Investments Limited
        (Director of SC                                     (Director of SC
        (GP) Inc.)                                          (GP)  Inc.)


Canadian Medical Discoveries Fund Inc.

By: /s/ Anthony Flynn                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Anthony Flynn                                Name:   Graysanne Bedell
Title:  Vice-President                               Title:  Secretary

Neuroscience Partners Limited Partnership
By: MDS Associes-Neuroscience Inc.,
its General Partner

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Vice-President                               Title:  Secretary


MDS Capital (Quebec) Inc.

By: /s/ Michael Mueller                              By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Michael Mueller                              Name:   Graysanne Bedell
Title:  President                                    Title:  Secretary

-------------------                                          -------------------
CUSIP No. 759885106                  13G                     Page 24 of 24 Pages
-------------------                                          -------------------

Michael Callaghan

   /s/ Michael Callaghan
    ----------------------------

MDS LSTF II (NCGP) Inc.

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Vice-President and Director                  Title:  Secretary

MDS LSTF II (QGP) Inc.

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Vice-President and Director                  Title:  Secretary

MLII (NCGP) Inc.

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Vice-President and Director                  Title:  Secretary

SC (GP) Inc.

By: /s/ John Ackerley                                By: /s/ William Walmsely
    ----------------------------                         -----------------------
Name:   John Ackerley                                Name:  William Walmsley
Title:  Directors of Cardinal                        Title: Director of Cardinal
        Investments Limited                                 Investments Limited
        (Director of SC                                     (Director of SC
        (GP) Inc.)                                          (GP)  Inc.)

MDS Associes-Neuroscience Inc.

By: /s/ Gregory Gubitz                               By: /s/ Graysanne Bedell
    ----------------------------                         -----------------------
Name:   Gregory Gubitz                               Name:   Graysanne Bedell
Title:  Vice-President                               Title:  Secretary